Exhibit 5.1

Darren K. DeStefano

T: +1 703 456 8034

ddestefano@cooley.com

February 17, 2015

Luna Innovations Incorporated

One Riverside Circle, Suite 400

Roanoke, Virginia 24016

Ladies and Gentlemen:

We have acted as counsel to Luna Innovations Incorporated, a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 30, 2015 (the “Merger Agreement”), by and among the Company, Advanced Photonix, Inc., a Delaware corporation (“API”) and API Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Company (“Merger Sub”). This opinion is being furnished in connection with a Registration Statement on Form S-4, Registration No. 333-201956 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 12,961,602 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued in connection with the merger of Merger Sub with and into API.

In connection with this opinion, we have examined and relied upon the Registration Statement and related joint proxy statement/prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, the Company’s Amended and Restated Bylaws, as amended and as currently in effect, the Company’s Certificate of Designations of Series A Convertible Preferred Stock, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud, rule or regulation relating to securities, or to the sale or issuance thereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, (ii) the stockholders of the Company will have approved the issuance of such Shares in accordance with the Merger Agreement, (iii) the stockholders of API will have adopted the Merger Agreement and approved the transactions contemplated thereby and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued as described in the Registration Statement and related joint proxy statement/prospectus, will be validly issued, fully paid and nonassessable.

Luna Innovations Incorporated

February 17, 2015

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano